                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           APOGEE ENTERPRISES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

LOGO

                                                                    May 16, 1996

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held in the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. on Tuesday, June 18, 1996.

  The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about the Company.

  We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the meeting. You may vote in person at that time if you so desire.

                                          Sincerely,

                                          /s/ Donald W. Goldfus
                                          Donald W. Goldfus
                                          Chairman of the Board,
                                           Chief Executive Officer
                                           and President

                            APOGEE ENTERPRISES, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 18, 1996

  Notice is hereby given that the Annual Meeting of Shareholders of APOGEE ENTERPRISES, INC. will be held in the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 10:00 a.m. on Tuesday, June 18, 1996 for the following purposes:

  1. To elect three directors for a three-year term;

  2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending March 1, 1997; and

  3. To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed April 26, 1996 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

  YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME AND GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors,

                                          /s/ William G. Gardner
                                          William G. Gardner
                                          Secretary

Minneapolis, Minnesota
May 16, 1996

                                PROXY STATEMENT

                              GENERAL INFORMATION

  The enclosed proxy is being solicited on behalf of the Board of Directors of Apogee Enterprises, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 18, 1996. Only shareholders of record at the close of business on April 26, 1996 will be entitled to vote at the meeting. A shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. Proxies in the accompanying form which are properly executed, duly returned and not revoked will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows: (i) in favor of the election as Class I directors of all of the nominees described herein; (ii) in favor of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company; and (iii) in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting.

  If an executed proxy is returned and the shareholder has voted "abstain" on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

  The address of the Company is Suite 1800, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431-1159. The telephone number is (612) 835-1874. The mailing of this proxy statement and form of proxy to shareholders will commence on or about May 16, 1996.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any shareholder wishing to have a proposal considered for submission at the 1997 annual meeting must submit the proposal in writing to the Secretary of the Company at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than January 17, 1997.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

  At April 26, 1996, there were 13,538,244 shares of common stock, par value $.33 1/3, issued and outstanding. Each share is entitled to one vote. The following table sets forth information concerning beneficial ownership of common stock of the Company by persons who are known to own more than 5% of the outstanding voting stock of the Company at March 31, 1996. Unless otherwise indicated, all shares represent sole voting and investment power.

        NAME AND
         ADDRESS
      OF BENEFICIAL                            AMOUNT AND NATURE OF PERCENT OF
          OWNER                                BENEFICIAL OWNERSHIP   CLASS
      -------------                            -------------------- ----------
      David L. Babson & Company...............      1,261,558          9.3%
       One Memorial Drive
       Cambridge, MA 02142-1300
      Trust of Russell H. Baumgardner
       (6/6/86)(1)............................      1,183,614          8.7%
       c/o Lionel, Sawyer, & Collins
       1100 Bank of America Plaza
       50 West Liberty Street
       Reno, NV 89501
      KPM Investment Management, Inc..........        692,550          5.1%
       10250 Regency Circle
       Omaha, NE 68114

- --------
(1) The 1,183,614 shares held by the Russell H. Baumgardner Trust (the "Trust") dated June 6, 1986 are also deemed to be beneficially owned by Messrs. Donald W. Goldfus, O. Walter Johnson and Laurence J. Niederhofer, because they share voting and investment power as trustees of the Trust. If the shares held by the Trust were included in the holdings of Messrs. Goldfus, Johnson and Niederhofer, the number of shares and percentage of outstanding shares held by each of Messrs. Goldfus, Johnson and Niederhofer would be as follows: Goldfus, 1,541,704 (11.4%); Johnson, 1,207,190 (8.9%); and
    Niederhofer, 1,476,826 (10.9%).

  All persons subject to Section 16 of the Securities and Exchange Act filed required reports in a timely manner disclosing transactions involving the Company's stock, with the exception of a late filing by Mr. G. Anderson, a director, in connection with the exercise of two options and the sale of the underlying shares in July, 1995, a late filing by Mr. G. Haider, an officer of a subsidiary, in connection with the sale of common stock and a late filing by Mr. T. Adamson, an officer of a subsidiary, in connection with the purchase of common stock.

                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide that the Board of Directors be divided into three classes of directors of as nearly equal size as possible and further provide that the total number of directors be determined exclusively by the Board of Directors. The term of each class of director is three years, and the term of one class expires each year in rotation. Currently, there are nine directors. The terms of the directors of Class I, consisting of Directors G. Anderson, J. Levin and D. Nugent, expire at the 1996 Annual Meeting of Shareholders. Mr. Nugent has been a member of the Board of Directors since 1990, and was last elected to the Board of Directors at the 1993 Annual Meeting of Shareholders. Mr. Anderson and Mr. Levin will be retiring from the board at that time and will not seek reelection. To fill the resulting Class I director vacancies, the Corporate Governance Committee of the Board has placed in nomination the names of Barbara B. Grogan and Stephen C. Mitchell. The terms of the directors of Class II and Class III expire at the 1997 and 1998 Annual Meeting of Shareholders, respectively.

  Unless authority is withheld, the Proxy solicited hereby will be voted FOR the election of Ms. Barbara B. Grogan and Messrs. Stephen C. Mitchell and D. Eugene Nugent as Directors of Class I for a three-year term expiring at the 1999 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares of common stock of the Company entitled to vote and present in person or by proxy at the annual meeting is necessary to elect each nominee.

  Management has no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, does not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

  The following table sets forth certain information as to each nominee for the office of director, as well as directors whose terms of office will continue after the 1996 Annual Meeting of Shareholders is held.

                                                               DIRECTOR  TERM
NAME AND PRINCIPAL OCCUPATION                              AGE  SINCE   EXPIRES
- -----------------------------                              --- -------- -------
Anthony L. Andersen (Class II)                              60   1988    1997
 Chair-Board of Directors of H. B. Fuller Company (manu-
  facturer of specialty chemicals) since 1992. Prior to
  that, CEO, President and Chief Executive Officer of H.
  B. Fuller Company since 1974. Mr. Andersen is also a di-
  rector of Minnesota Mutual Life Insurance Company.
 Committees: Executive and Audit
Paul B. Burke (Class III)                                   40   1995    1998
 President and Chief Executive Officer of BMC Industries,
  Inc. (manufacturer of precision imaged and optical prod-
  ucts) since 1991. Prior to that, various senior manage-
  ment positions with BMC Industries, Inc. since 1987. Mr.
  Burke is also a director of BMC Industries, Inc.
 Committees: Compensation and Corporate Governance
Donald W. Goldfus (Class III)                               62   1964    1998
 Chairman of the Board of Directors and Chief Executive
  Officer of the Company since 1988. President of the Com-
  pany since 1995. Prior to that, various senior manage-
  ment positions with the Company. Mr. Goldfus is also a
  director of G & K Services, Inc.
 Committees: Executive and Corporate Governance
Barbara B. Grogan (Class I)                                 48    --      --
 Chairman of the Board of Directors and President, Western
  Industrial Contractors (a construction company special-
  izing in machinery erection and installation) since
  1982. Ms. Grogan is also a director of Deluxe Corpora-
  tion, Winter Park Ski Area, Volunteers of America and
  Pentair, Inc.

                                                               DIRECTOR  TERM
NAME AND PRINCIPAL OCCUPATION                              AGE  SINCE   EXPIRES
- -----------------------------                              --- -------- -------
Harry A. Hammerly (Class II)                                62   1994    1997
 Retired Executive Vice President, 3M Company. Executive
  Vice President, International Operations, 3M Company
  (industrial, consumer and health care products manufac-
  turer) from 1991 to 1995. Prior to that, various senior
  management positions with 3M Company since 1973 and
  other positions since 1955. Mr. Hammerly is also a di-
  rector of 3M Company, Cincinnati Milacron, Inc., BMC In-
  dustries, Inc. and The Geon Company.
 Committees: Compensation, Corporate Governance and Execu-
  tive
James L. Martineau (Class III)                              55   1973    1998
 Vice President of the Company. President of the Glass
  Fabrication Division of the Company since 1971. Mr. Mar-
  tineau is also a director of First Bank Southeast, N.A.,
  Owatonna, MN.
Stephen C. Mitchell (Class I)                               52    --      --
 President and Chief Operating Officer of Lester B. Knight
  & Associates, Inc., (a privately held, professional
  services company) since 1975. He is also Chairman of
  Knight Architects Engineers Planners, Inc.
Laurence J. Niederhofer (Class II)                          63   1964    1997
 Retired Chief Executive Officer of the Window Fabrication
  Division of the Company. Mr. Niederhofer is also a di-
  rector of M & I First American National Bank, Wausau,
  WI.
D. Eugene Nugent (Class I)                                  68   1990    1996
 Retired Chairman and Chief Executive Office of Pentair,
  Inc. (manufacturer of industrial products) from 1982 to
  1992. Mr. Nugent is also a director of Pentair, Inc.
 Committees: Audit, Compensation, Executive and Corporate
  Governance

- --------
  None of the above nominees or directors is related to any other nominee or director or to any executive officer of the Company. Except as indicated above, each of the nominees and directors has maintained his current principal occupation for at least the last five years.

  The Board of Directors held seven meetings during the last fiscal year. The Company has standing Audit, Compensation, Executive and Corporate Governance Committees of the Board of Directors. The members of the various committees are noted in the table above.

  The Audit Committee recommends the selection of the independent auditors to the Board of Directors; reviews the scope and results of the audits performed by the independent auditors; and reviews various auditing and accounting matters. The Audit Committee met twice during the fiscal year ended March 2, 1996.

  The Compensation Committee determines the salary and other compensation of all elected officers and senior management. The Compensation Committee also administers the 1987 Stock Option Plan and the 1987 Partnership Plan. The Compensation Committee met once during the fiscal year ended March 2, 1996.

  The Executive Committee exercises the power of the full Board of Directors between meetings, except for the power of filling Board vacancies. The Executive Committee met once during the fiscal year ended March 2, 1996.

  The Corporate Governance Committee periodically assesses the organization's adherence to the Company's mission and principles, reviews the organizational structure and succession plans, makes recommendations to the Board regarding the composition and responsibilities of board committees, and suggests new director nominees to the Board. The Committee will consider qualified nominees recommended by shareholders. Any such recommendation for the 1997 election of directors should be submitted in writing to the Secretary of the Company at the address indicated above no later than 90 days in advance of the 1997 Annual Meeting of Shareholders. Such recommendation must include information specified in the Company's Bylaws which will enable the Committee to evaluate the qualifications of the recommended nominee. Non-employee director members of the Committee annually review and evaluate the performance of the Chief Executive Officer. The Corporate Governance Committee met four times during the fiscal year ended March 2, 1996.

  Compensation of Directors. Directors, except for full-time employees of the Company or its subsidiaries, receive an annual retainer of $18,000, plus a fee of $1,000 for each meeting of the Board of Directors or its committees attended. The meeting fee for committee chairs is $1,500 for each committee meeting chaired. Non-employee directors also receive automatic, annual stock option grants under the 1987 Stock Option Plan. The number of shares granted is determined by dividing directors' cash compensation by the market price of common stock on specified dates. The Security Ownership table includes the options granted to the non-employee directors in fiscal 1996, which for the non-employee directors as a group totaled 19,839 shares. The per share exercise price of all such options is $17.59. None of these options has been exercised.

  Non-employee directors also may elect to participate in the Company's Employee Stock Purchase Plan. Under the plan, participants may purchase the Company's common stock by contributing up to $100 per week, with the Company contributing an amount equal to 15% of the weekly contribution. For the fiscal period 1996, the Company contributed $3,660 to the Employee Stock Purchase Plan for the benefit of all non-employee directors as a group.

  The Company has consulting agreements with Laurence J. Niederhofer and Gerald
K. Anderson, non-employee directors, to provide consulting and advisory services to the Company. Mr. Niederhofer's agreement as amended covers five one-year terms ending November 1, 1998 and pays Mr. Niederhofer a fee of $120,000 per year, plus certain out-of-pocket expenses and other benefits. Mr. Anderson's agreement covers a six and one-half year term ending the earlier of December 31, 2001 or a termination event as described in the agreement. The agreement pays Mr. Anderson a defined monthly amount based on a declining hourly commitment plus certain out-of-pocket expenses and other benefits. For the fiscal period 1996, Mr. Anderson was paid $159,000 for consulting services.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the number of the Company's common shares beneficially owned by each director, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and by all directors and executive officers of the Company as a group, at March 31, 1996.

                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                 ----------------------------------------------
                                 NUMBER OF        OPTIONS
                                  SHARES        EXERCISABLE         PERCENT OF
                                 PRESENTLY        WITHIN            OUTSTANDING
   NAME                           HELD(1)         60 DAYS    TOTAL    SHARES
   ----                          ---------      ----------- ------- -----------
   Anthony L. Andersen..........    3,846         10,724     14,570      (7)
   Gerald K. Anderson...........   72,464            --      72,464      (7)
   Paul B. Burke................      203            --         203      (7)
   William G. Gardner...........   31,553(2)       8,750     40,679      (7)
   Donald W. Goldfus............  329,340(3)(4)   20,000    349,340     2.6%
   Richard Gould................    5,862          1,250      7,112      (7)
   Terry L. Hall................       37             --         37      (7)
   Harry A. Hammerly............    2,569          2,850      5,419      (7)
   Jerry W. Levin...............   14,403(5)       9,673     24,076      (7)
   James L. Martineau...........  119,980          3,750    123,730      (7)
   Laurence J. Niederhofer......  288,699(4)(6)    4,513    293,212     2.2%
   D. Eugene Nugent.............    2,322         10,670     12,992      (7)
   All Directors and Executive
    Officers as a group
    (12 persons)................  871,278         72,180    943,458     7.0%

- --------
(1) Each person shown has sole voting and investment power over the shares unless otherwise indicated. Shares beneficially owned include shares owned or vested through the Company's 1987 Partnership Plan, Employee Stock Purchase Plan, 401(k) Plan and Pension Plan.
(2) Includes 100 shares held by Mr. Gardner's wife, as to which he disclaims beneficial interest.
(3) Includes 25,656 shares held by Mr. Goldfus' wife, as to which he disclaims beneficial interest.
(4) The 1,183,614 shares held by the Russell H. Baumgardner Trust dated June 6, 1986 (see Security Ownership of Principal Shareholders) are also deemed to be beneficially owned by Messrs. Goldfus and Niederhofer because they share voting and investment power as trustees. If the shares held by the Trust were included in the above table, the number of shares held by each of Messrs. Goldfus and Niederhofer would be increased by 1,183,614 and the percent of outstanding shares would be as follows: Goldfus, 11.4%; Niederhofer, 10.9%; and all directors and executive officers as a group, 15.9%.
(5) Includes 2,000 shares held by Mr. Levin's wife as trustee for trusts for the benefit of Mr. Levin's children, as to which he disclaims beneficial interest.
(6) Includes 30,224 shares held by Mr. Niederhofer's wife, as to which he disclaims beneficial interest.
(7) Less than 1%.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

 Overview and Philosophy

  The compensation of executive officers is determined by the Compensation Committee of the Board of Directors. The Committee is comprised entirely of nonemployee directors. To assist in performing its duty and to enhance the objectivity and independence of the Committee, the advice and recommendations of an outside compensation consultant, as well as independent compensation data, are periodically obtained.

  In administering the executive pay plans, the Committee desires to preserve the entrepreneurial style that it believes forms a strong component of the Company's history, culture and competitive advantage. As such, plans are designed and decisions are made that place more emphasis on long-term business development than on short-term results. Also, the Committee believes it is consistent with this entrepreneurial philosophy to place more emphasis on both short and long-term incentive pay, than on base pay. In furtherance of this philosophy, the Company maintains a high level of operational autonomy, there being only five executive officers and 26 employees, including officers, at the corporate level, compared to a total employee count of 6,163 as of March 2, 1996. Compensation of divisional management is administered primarily at the divisional level.

  The objectives of the executive compensation policies are to:

  (1) Promote the achievement of strategic objectives which lead to long-term growth in shareholder value.

  (2) Establish total compensation plans that are competitive with similarly situated companies, that attract and retain superior performers, and that reward outstanding performance.

  (3) Align the executive officers' interests with those of the Company by making incentive compensation dependent upon business unit or company performance.

 Base Salary

  Base salaries are reviewed annually. In determining annual salary adjustments, the Committee takes into account the executive's level of responsibility, experience and performance in relation to the Company's performance and other companies' performance. In fiscal 1996, base salaries of executive officers were generally less than the average of companies of equivalent size and complexity. Base salary increases in the fiscal year ranged from 4% to 13% with the average being 6%.

 Annual Incentive

  Executives may earn annual incentive compensation under individualized cash bonus plans. The Committee develops the plan for the Chief Executive Officer and reviews and approves plans for other executive officers at the beginning of the fiscal year. Each plan encompasses specific objectives, such as business unit or Company profitability, achievement of planned results, return on assets or equity, and individual and group development. The actual cash bonus is awarded based on the degree of achievement of those objectives. The Committee may also make discretionary bonus awards if, in its judgment, such action is merited in light of individual performance, compensation equity, or both. For fiscal 1996, the range of potential bonus payments as a percentage of base pay was from zero to 100 percent.

 Long-term Incentive

  To further encourage alignment of executives' interests with those of the Company's shareholders, executives selected by the Committee may also participate in the 1987 Partnership Plan. At the beginning of the year, each participant may voluntarily defer up to fifty percent of the possible incentive compensation (to a maximum of $100,000) to be invested in the Partnership Plan. The Company matches the deferred amount and the aggregate is invested in the Company's common stock. The individual's amount is vested immediately, however the shares are held in trust and restricted for a period of not less than five years. The Company match is made in restricted stock that is vested in equal annual increments over a period of up to 10 years, as determined by the Committee. In the accompanying Summary Compensation Table, the deferred amount and the Company match under the Partnership Plan are shown in the column labeled Restricted Stock Award. Such restricted stock awards relate exclusively to the compensation deferral under the Partnership Plan, and no other restricted stock grants have been made to executive officers of the Company in the three-year period.

 Stock Options

  Executives are also eligible to receive grants under the Company's stock option plan which is also administered by the Compensation Committee. Option grants are made at current market prices so that executive rewards accrue only as shareholder value increases. The option grants typically vest at the rate of 25 percent per year, beginning on the grant's first anniversary. Consistent with the Company's emphasis on long-term incentives, grants are generally made each year to a broad base of recipients (91 employees in fiscal 1996) that may or may not include executive officers.

 Chief Executive Officer Compensation

  Mr. Donald W. Goldfus has held the position of Chief Executive Officer since 1986. In April 1995, his annual salary was set at $384,800, a 4 percent increase. The Committee's decision on Mr. Goldfus' base salary took into account the recommendations of its independent compensation consultant and included relevant compensation survey data. The survey was compiled by the compensation consultant from its data base of industrial companies with revenues ranging from $200 million to $1 billion. The base salary of $384,800 leaves Mr. Goldfus still well below the median chief executive officer pay level in the survey. The Committee believes that Mr. Goldfus' contributions have led to the significant improvement by all three segments of the company, but most specifically margin improvement, working capital reduction and earnings growth of the Company during the past year. This conclusion is supported by the Corporate Governance Committee which, as part of its duties, completed a performance review of the Chief Executive Officer in March, 1996. Accordingly, the Committee awarded Mr. Goldfus a discretionary bonus of $340,000 under the annual incentive plan. The sum of Mr. Goldfus' base pay and annual incentive award is also well below the median level of the consultant's survey. Mr. Goldfus had elected to defer one-half of any bonus received into the Company's long-term, stock-based incentive plan (the 1987 Partnership
Plan). Therefore, the accompanying Summary Compensation Table reflects a cash bonus of $240,000. The deferred portion, together with the Company match as described above and in the table, are reported in the restricted stock award column in the table.

  The Committee believes the executive compensation policies and actions discussed in the above report reflect decisions which are consistent with the Company's overall beliefs and goals.

                                          Paul B. Burke
                                          Harry Hammerly
                                          D. Eugene Nugent
                                           Members of the Compensation
                                           Committee

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation for services in all capacities for each of the last three fiscal years, awarded to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                  ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                         -------------------------------------- --------------------------------
                                                                           TOTAL STOCK
                                                                RESTRICTED   OPTION    LONG-TERM  ALL OTHER
NAME AND PRINCIPAL                               OTHER ANNUAL     STOCK      SHARES    INCENTIVE COMPENSATION
POSITION                 YEAR SALARY(1)  BONUS  COMPENSATION(2)  AWARD(3)    AWARDED    PAYOUTS      (4)
- ------------------       ---- --------- ------- --------------- ---------- ----------- --------- ------------
Donald W. Goldfus....... 1996  389,923  240,000      1,027       200,000        --         --       10,200
Chairman and CEO         1995  356,923  100,000        913       200,000     35,000        --        9,575
                         1994  285,000   25,000        686        50,000     15,000        --       14,490
Richard Gould........... 1996  212,500   75,000        --        150,000     20,000        --       57,829
Senior Vice President    1995  153,846  100,000        --            --       5,000        --      201,182
                         1994      --       --         --            --         --         --          --
James L. Martineau...... 1996  240,097  159,975        744       106,650     20,000        --       10,200
Vice President           1995  226,346  151,500        653       101,000        --         --        9,575
                         1994  220,000  135,000        490        90,000      5,000        --       13,698
Terry L. Hall........... 1996  213,461  150,000        --            --      25,000        --       55,491
Vice President, Finance  1995      --       --         --            --         --         --          --
and CFO                  1994      --       --         --            --         --         --          --
William G. Gardner...... 1996  144,904   42,500        --         85,000     10,000        --        9,374
Treasurer and            1995  136,346   25,000        --         50,000        --         --        8,768
Secretary                1994  130,000   10,000        --         20,000      5,000        --        8,525

- --------
(1) Fiscal 1996 comprised 53 weeks while fiscal 1995 and 1994 comprised 52 weeks.
(2) Includes interest credited under the Company's 1986 Deferred Incentive Compensation Plan.
(3) Under the 1987 Apogee Enterprises, Inc. Partnership Plan, participants are given the opportunity to voluntarily defer up to 50 percent of their annual incentive compensation, to a maximum of $100,000. The Company matches the deferred amount and the aggregate, listed under "Restricted Stock Award," is invested in the Company's common stock. The individual's deferred amount is vested immediately, however the shares are held in trust and restricted for a period of not less than five years. The Company match is made in restricted stock that is vested in equal annual increments over a period of up to 10 years, as determined by the Compensation Committee. All shares are eligible to receive all declared dividends. As of March 2, 1996, the total number of shares held in trust and dollar value of those shares for each officer is listed below.

                                                      SHARES ACQUIRED
                                                            WITH
                                                      ----------------
                                          YEARS OF    DEFERRED COMPANY AGGREGATE
  OFFICER                               PARTICIPATION  AMOUNT   MATCH   $ VALUE
  -------                               ------------- -------- ------- ---------
  Donald W. Goldfus....................        9       21,768  12,939  $681,125
  Richard Gould........................      N/A          N/A     N/A       N/A
  James L. Martineau...................        9       11,007  11,928   450,099
  Terry L. Hall........................      N/A          N/A     N/A       N/A
  William G. Gardner...................        9        4,619   7,054   229,083

(4) Represents amounts paid under the Company's defined contribution pension plan and 401(k) savings plan, which are applicable to executive officers on the same basis as all eligible employees. The 1996 amounts for Mr. Hall and Mr. Gould also include $54,799 and $50,767, respectively, for relocation expenses paid in connection with their relocations to Minnesota. The 1995 amount for Mr. Gould also includes $127,750 for an employment award consisting of Company stock and personal tax reimbursement and $72,047 relocation expenses in connection with Mr. Gould's relocation.

STOCK OPTIONS

  The following tables summarize option grants and exercises during fiscal 1996 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                                            POTENTIAL
                                                                        REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                         % OF                                 PRICE
                                     TOTAL OPTIONS                      APPRECIATION FOR
                                      GRANTED TO   EXERCISE                OPTION TERM
                         OPTIONS(1)  EMPLOYEES IN    PRICE   EXPIRATION -----------------
NAME                     GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE       5%      10%
- ----                     ----------- ------------- --------- ---------- -------- --------
Richard Gould...........   20,000         8.9%      $17.38    6/20/00   $ 96,000 $212,160
James L. Martineau......   20,000         8.9%      $17.38    6/20/00     96,000  212,160
Terry L. Hall...........   25,000        11.1%      $17.38    6/20/00    120,000  265,200
William G. Gardner......   10,000         4.4%      $17.38    6/20/00     48,000  106,080

- --------
(1) The options were granted on June 20, 1995 and will become exercisable in equal increments over the next four years.

       OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES

                                                                   VALUE OF
                                                  NUMBER OF      UNEXERCISED
                                                 UNEXERCISED     IN-THE-MONEY
                                                  OPTIONS AT       OPTIONS
                         SHARES                  FISCAL YEAR    AT FISCAL YEAR
                       ACQUIRED ON                 END (#)         END ($)
                        EXERCISE      VALUE     (EXERCISABLE/   (EXERCISABLE/
NAME                       (#)     REALIZED ($) UNEXERCISABLE)  UNEXERCISABLE)
- ----                   ----------- ------------ -------------- ----------------
Donald W. Goldfus.....    5,000      $11,250    16,250/33,750  $117,031/232,969
Richard Gould.........      --           --      1,250/23,750     8,281/ 69,844
James L. Martineau....    5,000       11,250     2,500/22,500    19,688/ 64,688
Terry L. Hall.........      --           --          0/25,000         0/ 56,250
William G. Gardner....    5,000       11,250     6,250/13,750    52,968/ 53,281

EMPLOYMENT AGREEMENT

  The Company has an employment agreement with Mr. Richard Gould, whereunder Mr. Gould has agreed to provide the Company with defined services and not to engage in competition with the Company for a period of one year after his termination. Under the terms of the agreement, if Mr. Gould's employment is terminated for reasons other than those defined in the agreement, the Company would award Mr. Gould severance compensation in the amount equal to one year's base compensation plus his average annual incentive compensation. If termination occurs within ten years of the agreement, the Company would employ Mr. Gould as a consultant for a period of up to five years at an annual fee of $50,000.

                         COMPARATIVE STOCK PERFORMANCE
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     FEBRUARY 28, 1991 TO FEBRUARY 28, 1996

 The line graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with cumulative total return on the S&P SmallCap 600 Index and the peer group index described below.

                                INDEXED RETURNS
                                 Years Ending
                           Base
                          Period
Company Name/Index        Feb 91   Feb 92   Feb 93   Feb 94     Feb 95   Feb 96
- -------------------------------------------------------------------------------
APOGEE ENTERPRISES INC      100     71.43    69.48    93.19     106.86   124.56
S&P SMALL CAP 600 INDEX     100    136.71   150.28   182.63     174.92   229.20
PEER GROUP                  100    108.84   127.02   134.05     139.51   153.56

- --------
  Assumes $100 invested at the close of trading on February 28, 1991 in Apogee Enterprises, Inc. common stock, S&P SmallCap 600 and the peer group composite listed below. Assumes monthly reinvestment of dividends. Total return calculations for the Indices were performed with all available data by S&P Compustat Services, Inc.

  For the fiscal year ended February, 1996, the Company's primary business activities included the design and installation of nonresidential curtainwall and window systems (about 52% of net sales), the fabrication and coating of architectural and consumer glass (about 17% of net sales) and the fabrication, distribution and installation of automotive replacement glass (about 31% of net sales). The Company is not aware of any competitors, public or private, that are similar to it in both size and scope of business activities. Most of the Company's direct competitors are either privately owned or divisions of larger, publicly owned companies. The "peer" group in the accompanying total return graph consists of all public companies with market capitalization of $500 million or less as of February 28, 1996 that are known to the Company to be engaged in some aspect of glass and/or aluminum products or services for construction and/or automotive end markets.

  The companies included in the peer group index are: Butler Manufacturing Corporation, Donnelley Corporation, Excel Industries, International Aluminum Corporation, Robertson-Ceco Corporation, Southwall Technologies and Sun Distributors.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP has served as the independent auditors of the Company since 1968. The Board of Directors has again appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending March 1, 1997. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the views of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Ratification of the selection will require the affirmative vote of a majority of the shares of common stock of the Company represented at the meeting in person or by proxy.

  A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement and will be available to respond to appropriate questions.

  In connection with the audit function for fiscal year 1996, KPMG Peat Marwick LLP reviewed the Company's annual report and its filings with the Securities and Exchange Commission.

                                    GENERAL

  The 1996 Annual Report to Shareholders for the fiscal year ended March 2, 1996 is being mailed with this Proxy Statement.

  Management does not intend to present any matters at the meeting not referred to above and does not presently know of any matter that may be presented to the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting materials to their principals and will reimburse them for their reasonable out-of-pocket expenses.

  Shareholders who wish to obtain a copy of the Company's Form 10-K Annual Report, filed with the Securities and Exchange Commission for the fiscal year ended March 2, 1996, may do so without charge by writing to the Secretary at Suite 1800, 7900 Xerxes Avenue South, Minneapolis, Minnesota 55431-1159.

                                          By Order of the Board of Directors,

                                          /s/ William G. Gardner
                                          William G. Gardner
                                          Secretary

Dated: May 16, 1996

                            APOGEE ENTERPRISES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints DONALD W. GOLDFUS and TERRY L. HALL as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Apogee Enterprises, Inc. held of record by the undersigned on April 26, 1996, at the Annual Meeting of Shareholders to be held on June 18, 1996, or any adjournment thereof.

1.  ELECTION OF DIRECTORS:

    *  FOR all nominees listed below            *  WITHHOLD AUTHORITY
       (except as marked to the                    to vote for all nominees
       contrary below)                             listed below

INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:

BARBARA B. GROGAN             STEPHEN C. MITCHELL               D. EUGENE NUGENT

- --------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                  * FOR          * AGAINST         * ABSTAIN
- --------------------------------------------------------------------------------


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated:_______________________, 1996


- -----------------------------------
            Signature


- -----------------------------------
     Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.